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                             CHANGE IN CONTROL AGREEMENT



    AGREEMENT by and between MARSHALL INDUSTRIES, a California corporation, (the "Company") and RICHARD D. BENTLEY (the "Executive"), dated as of this 10th day of January, 1997.

    WHEREAS, the Executive currently serves as Executive Vice-President and a Director of the Company;

    WHEREAS, the Chief Executive Officer and the Board of Directors of the Company (the "Board") have determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility of a change in control of the Company;

    WHEREAS, the Chief Executive Officer and the Board wish to diminish the distraction of the Executive by virtue of any pending or threatened change in control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending change in control;

    WHEREAS, the Chief Executive Officer and the Board wish to provide the Executive with compensation arrangements upon a change in control which satisfy the expectations of the Executive and which are competitive with those of other corporations; and


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    WHEREAS, the Company desires to retain the consulting services of the
Executive upon his retirement and the Executive desires to provide such consulting services, on the terms and subject to the conditions set forth below.

    NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

    1.   TERM OF AGREEMENT.

    (a) The term of this Agreement shall commence on the date of its execution and, subject to Subsection (b) and Section 3(e) below, shall terminate on December 31, 1999. Subject to Subsection (b) and Section 3(e) below, on January 1, 2000, and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year, unless not later than the preceding July 1 both parties shall have agreed in writing not to extend the term of this Agreement. The term of this Agreement shall also be extended, if necessary, so that it does not end during a Change in Control Period. All obligations arising under Sections 5, 6, 8, 9, and 13, if applicable, during the term of this Agreement shall survive the termination of the Agreement until such obligations have been satisfied in full.


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    (b)  If a Change in Control occurs during the original term of this
         Agreement or any extension thereof under Subsection (a) and the Executive's employment does not terminate during the associated Change in Control Period, this Agreement shall terminate on the last day of the Change in Control Period.

    (c) Notwithstanding anything to the contrary in this Section 1 or Section 3, this Agreement shall terminate --

         (1) on the date of the termination of the Executive's employment with the Company for any reason before the Change in Control Date, subject to the Retirement provisions in Section 3(e) below; or

         (2) on the Executive's Date of Termination on or after the Change in Control Date if the Executive's employment with the Company is terminated (A) by the Company for Cause or by reason of Disability, (B) by reason of the Executive's death, or (C) by the Executive without Good Reason other than by reason of his Retirement; or

         (3) upon the termination of the Executive's consulting arrangement described in Section 3(e), by reason of the Executive's death or Disability.


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    2.   CERTAIN DEFINITIONS.  The following words and phrases, when used in this Agreement, shall have the following meanings, unless otherwise clearly required by the context.

         (a)  "AGREEMENT" shall mean this Change in Control Agreement.

         (b)  "BOARD" shall mean the Board of Directors of the Company.

         (c)  "CAUSE" shall mean:

              (1) the willful and continued failure of the Executive as an employee to perform substantially the Executive's duties with the Company or its affiliates (for reasons other than the Executive's Disability), after written notification is delivered to the Executive specifying the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, if the Executive does not cure such failure within 90 days of receiving such written notification; or

              (2) the willful engaging by the Executive while an Employee in criminal conduct or gross misconduct which is materially and demonstrably injurious to the Company.


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              For purposes of this Subsection (c), no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or not done, by the Executive in bad faith or without reasonable belief that the Executive's action or failure to act was in the best interests of the Company. Any act, or failure to act, pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or the Chairman of the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or not done, by the Executive in good faith and in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-fourths of the group consisting of the outside directors of the Company and the Chairman of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of this portion of the Board, the Executive is guilty of the conduct or misconduct described in Paragraph (1) or (2), and specifying the particulars thereof in detail.



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     (d)  "CHANGE IN CONTROL" shall mean:

         (1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either:

              (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"), or

              (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

              provided, however, that any of the preceding events shall not constitute a Change in Control unless the conditions of Paragraph
              (2) shall also be satisfied within six months of any of the preceding events; and provided, further, that for purposes of this Paragraph (1), the following acquisitions shall not constitute a Change in Control:


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              (C)  any acquisition directly from the Company (including, without limitation, a secondary offering of securities by the Company);

              (D) any acquisition by the Company (including, without limitation, a repurchase or redemption of Company securities by the Company);

              (E) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

              (F) any acquisition by any corporation pursuant to a transaction which complies with Subparagraphs (A), (B), and (C) of Paragraph (3) of this Subsection (d);

         (2) the failure of individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, has been approved by a vote of at least a majority of the members


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              then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

         (3) approval by the shareholders of the Company of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination --

              (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting


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                   securities entitled to vote generally in the election of
                   directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

              (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and


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              (C)  at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

         (4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    (e) "CHANGE IN CONTROL DATE" shall mean the first date on which a Change in Control occurs. Notwithstanding any provision in this Agreement to the contrary, if a Change in Control occurs and if the Executive's employment with the Company terminates prior to the date on which the Change in Control actually occurs, and if it is reasonably demonstrated by the Executive that such termination --

         (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or

         (2) otherwise arose in connection with or anticipation of a Change in Control,


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         for all purposes of this Agreement the Change in Control Date shall mean the date immediately before the date of such termination of employment.

    (f) "CHANGE IN CONTROL PERIOD" shall mean the 24-month period beginning on the first Change in Control Date to occur.

    (g) "CODE" shall mean the Internal Revenue Code of 1986, as amended, and all regulatory guidance promulgated thereunder.

    (h)  "COMPANY" shall mean Marshall Industries.

    (i) "COMPENSATION" shall mean the Executive's earned income, wages, salaries, fees for professional services, and other amounts received or deferred for personal services actually rendered in the course of employment with the Company or its affiliates. Compensation shall include, without limitation, commissions, compensation for services on the basis of a percentage of profits, bonuses, director fees, amounts voluntarily deferred by the Executive pursuant to a plan of deferred compensation, and any contributions by the Executive to or under a Code Section 125 cafeteria plan or any other employee benefit plan not specified above. Amounts deferred or contributed by the Executive pursuant to a qualified or nonqualified deferred compensation plan, Code Section 125 cafeteria plan, or any other employee benefit plan shall be deemed Compensation in the year in which


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         the deferral or contribution is made rather than in the year any amounts are received by the Executive under these plans. Bonuses and other performance-based pay shall be deemed Compensation in the year for which such pay is earned by the Executive rather than in the year in which payment is made to the Executive. Notwithstanding the foregoing, Compensation shall not include any amounts realized in connection with any stock options or similar arrangements.

    (j)  "DATE OF TERMINATION" shall mean:

         (1) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of a written notice of termination, or any later date specified therein;

         (2) if the Executive's employment is terminated by the Company other than for Cause or by reason of Disability, the date on which the Company notifies the Executive of such termination; or

         (3) if the Executive's employment is terminated by reason of death or Disability, the date of death or 15 days after the date of determination by the Company (under Subsection (k)) of Disability.



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    (k)  "DISABILITY" shall mean an incapacity, due to physical injury or illness or mental illness, rendering the Executive unable (1) while an employee, to perform his duties with the Company on a full-time basis for a period of at least six consecutive calendar months, or (2) while covered under the consulting arrangement described in Section 3(e), to perform his duties under the consulting arrangement. In the case of a dispute between the Executive and the Company, the determination of Disability shall be made by a doctor acceptable to both the Executive and the Company. Nothing in this Agreement shall prevent or limit the Executive from any benefits to which the Executive is, or may become, entitled under any short- or long-term disability program sponsored by the Company or any of its affiliates.

    (l)  "EXECUTIVE" shall mean Richard D. Bentley.

    (m)  "GOOD REASON" shall mean:

         (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities as of the date of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by


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              the Company promptly after receipt of notice thereof given by the
              Executive;

         (2) the Company's requiring the Executive to be based at any office or location more than 30 miles from the Company's corporate headquarters as of the day before the Change in Control Date or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control Date;

         (3) any material reduction in the Executive's total annual cash compensation from the Company and its affiliates (including, without limitation, base salary, bonus, and incentive plan payments) without the consent of the Executive;

         (4) any material shift in the composition of the Executive's total annual compensation from the Company and its affiliates, from base salary to bonus or incentive plan payments or from cash to non-cash compensation, without the consent of the Executive;

         (5) any purported termination by the Company of the Executive's employment other than as expressly permitted by this Agreement; or


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         (6)  any failure by the Company to comply with and satisfy Section
              12(c) of this Agreement.

    (n) "Retirement" shall mean the voluntary termination of employment with the Company by the Executive on or after attainment of age 59.

3.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

    (a) TERMINATION OF EMPLOYMENT OTHER THAN FOR CAUSE OR DISABILITY. If, during the Change in Control Period, the Company terminates the Executive's employment other than for Cause or Disability, the Company shall be obligated to pay the Executive the compensation equivalency under Subsection (a) of Section 4 and to provide the benefits or cash payments described in Section 5.

    (b) TERMINATION OF EMPLOYMENT FOR GOOD REASON. If, during the Change in Control Period, the Executive terminates employment with the Company for Good Reason (even if the Executive is eligible for Retirement), the Company shall be obligated to pay the Executive the compensation equivalency under Subsection (a) of Section 4 and to provide the benefits or cash payments described in Section 5.



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    (c)  TERMINATION OF EMPLOYMENT BY REASON OF DEATH.  If, during the Change in Control Period, the Executive's employment with the Company is terminated by reason of the Executive's death, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement.

    (d) TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE OR BECAUSE OF DISABILITY, OR BY THE EXECUTIVE WITHOUT GOOD REASON. If, during the Change in Control Period, the Company terminates the Executive's employment for Cause or because of Disability, or if, during the Change in Control Period, the Executive terminates employment without Good Reason (other than by reason of Retirement), this Agreement shall terminate without further obligation to the Executive.

    (e) TERMINATION OF EMPLOYMENT BY REASON OF RETIREMENT. If, during the term of this Agreement, the Executive voluntarily terminates employment with the Company by reason of Retirement, the Company shall retain the Executive, and the Executive shall act, as a consultant to the Company for 24 months following the date of his Retirement. Under this consulting arrangement,


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         (1)  the Company shall pay the Executive one-twenty-fourth of the amount described in Section 4(a) in cash per month during the term of the consulting arrangement;

         (2) the Company shall continue to provide benefits or cash payments described in Section 5 for each month during the term of the consulting arrangement; and

         (3) the Executive shall provide such consulting services as the Company may reasonably request for up to 60 hours per month on average, to the extent such consulting services do not prevent the Executive from performing his obligations to his then current employer.

         Except as specified below, upon Retirement and the concurrent commencement of this consulting arrangement, the provisions of this Subsection (e) shall remain in force for 24 months and the consulting arrangement shall not be terminated by the Company for any reason other than the death or Disability of the Executive. The provisions of this Subsection (e) shall not be changed during such 24-month term without the mutual written consent of the Company and the Executive.

         The Company may terminate such consulting relationship other than on account of the death or Disability of the Executive, provided that the


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         Company shall continue to provide the benefits or cash payments described in Section 5 for the remainder of the 24-month period. Additionally, the Company shall pay to the Executive, in accordance with the provisions of Sections 7, 8, and 9, in a lump sum cash payment as soon as practicable after termination of the arrangement, the difference between the amounts determined under Paragraphs
         (4) and (5).

         (4) The amount determined under this Paragraph shall be the amount described in Section 4(a).

         (5) The amount determined under this Paragraph shall be the sum of the monthly payments described in Paragraph (1) that have actually been paid to the Executive under the consulting arrangement.

4. COMPENSATION EQUIVALENCY. The following amount shall be paid by the Company to the Executive to the extent required under, and in accordance with, the provisions of Sections 3, 7, 8, and 9.

    (a) AMOUNT OF PAYMENT. The Executive shall receive a cash payment equal to the product of two times the greater of (1) the Executive's Compensation for the last full calendar year ending on or before the Executive's Date of Termination, or (2) $500,000.


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    (b)  TIMING OF PAYMENT.  The amount determined above shall be payable as soon as practicable after the Executive's Date of Termination, in a single lump-sum cash payment.

5. BENEFITS. The following benefits (or cash payments, if applicable) shall be provided by the Company for or to the Executive and (to the extent applicable) his immediate family, to the extent required, and in accordance with, the provisions of Sections 3, 7, 8, and 9.

    (a) For two years after the Executive's Date of Termination, or such longer period as may be provided under the terms of the appropriate plan, program, practice, or policy, the Company shall continue benefits to the Executive and/or the Executive's immediate family at a level substantially equivalent to that which would have been provided for him and/or them in accordance with the plans, programs, practices, and policies described in Subsection (b) if the Executive's employment had not terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other senior executives of the Company and its affiliates and their families.

         Notwithstanding the foregoing, if the Executive becomes reemployed with another employer (other than pursuant to the consulting arrangement described in Section 3(e)) and is eligible to receive any medical or any other


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         welfare benefits under any other employer-provided plan, or if the
         Executive breaches any of the covenants listed in Section 8, all of the benefits (or cash payments, if applicable) provided under this Subsection (a) shall be immediately terminated.

         If it is not reasonably practicable to provide the Executive and/or the Executive's immediate family with one or more of the benefits discussed above, or if the cost of providing any such benefit or benefits (other than the cost associated with any benefit self-insured
         by the Company) exceeds     200 percent of the average costs
         applicable to similarly situated executives of the Company, the Company instead may pay to the Executive a cash amount equal to 200 percent of said average costs associated with such benefit or benefits, grossed up for any applicable Federal, state, and local income taxes on such cash payments.

    (b) The benefits described herein shall be all benefits under any welfare benefit plans, arrangements, or programs provided by the Company and its affiliates (including, without limitation, medical, prescription drugs, dental, disability, employee and dependent life, group life, accidental death, and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company and its affiliates, other than severance benefits, to the extent not triggered by the Executive's termination of employment with the Company.


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    6.   ACCELERATION OF STOCK OPTION VESTING.  Upon a Change in Control or the
         Retirement of the Executive, the Company shall cause the vesting of any stock options with regard to stock of the Company or its affiliates held by the Executive to be accelerated to the Change in Control Date or the date of Retirement, as applicable. The Executive shall be entitled to give notice of exercise of all such options for 30 days after the Change in Control Date or the date of Retirement or such longer period permitted under the original documents granting such options.

    7.   CONTINGENT LIMITATION ON AMOUNTS.

         (a) Notwithstanding any other provisions of this Agreement or any other agreement, plan, or arrangement (except as provided in the following paragraph of this Subsection (a)), if any payment or benefit received or to be received by the Executive (under the terms of this Agreement, or any other plan, arrangement, or agreement with the Company, or any other plan, arrangement, or agreement with any person whose actions result in a Change in Control or any person affiliated with the Company or any such person)(all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or in part) to taxes imposed by Code Section 4999 (the "Excise Tax"), the portion of the Total Payments payable under this Agreement shall be reduced as herein provided.


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              The Total Payments payable under this Agreement shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Code
              Section 280G in any other plan, arrangement, or agreement) but only if the amount determined under Paragraph (1) is greater than the amount determined under Paragraph (2).

              (1) The amount determined hereunder shall be the net amount of such Total Payments, as so reduced (and after deduction of the net amount of Federal, state, and local income taxes on such reduced Total Payments computed at the Executive's highest marginal tax rate).

         (2)  The amount determined hereunder shall be the excess of --

              (A)   the net amount of such Total Payments, without reduction
                   (but after deduction of the net amount of Federal, state, and local income taxes (excluding any Excise Tax) on such Total Payments computed at the Executive's highest marginal tax rate), over

              (B) the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments.


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         Any reduction of the Total Payments shall be made under one of the two alternative methods described in Subsection (b).

    (b) If the Total Payments all become payable at approximately the same time,

         (1) the payments under Section 4 shall first be reduced (if necessary, to zero);

         (2) the other portions of the Total Payments shall next be reduced (if necessary, to zero); and

         (3) the acceleration of vesting of awards under stock options shall be reduced as necessary.

         If the Total Payments do not become due and payable at approximately the same time, the respective Total Payments shall be paid in full in the order in which they become payable until any portion thereof would not be deductible, and such portion (and any subsequent portions) of the Total Payments shall be reduced to zero. In such case, the Company shall make every reasonable effort to make such payments in the order that results in the most favorable tax treatment and financial results for the Executive.


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    (c)  For purposes of determining whether and the extent to which the Total
         Payments would be subject to the Excise Tax,

         (1) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of termination, Retirement, or cancellation of the Executive's consulting arrangement shall be taken into account; and

         (2) no portion of the Total Payments shall be taken into account which in the opinion of Arthur Andersen LLP (or suitable experts selected by the Board) does not constitute a "parachute payment" within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A);

         (3) no portion of the Total Payments shall be taken into account in calculating any "excess parachute payment" which in the opinion of Arthur Andersen LLP (or suitable experts selected by the Board) which would be deemed reasonable compensation for services actually rendered under Code Section 280G(b)(4)(B); and

         (4) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by


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              Arthur Andersen LLP (or suitable experts selected by the Board)
              in accordance with the principles of Code Section 280G(d)
              (3) and (4).

    The Company shall provide the Executive with the calculation of the foregoing amounts and any supporting materials as are reasonably necessary for the Executive to evaluate the calculations. All calculations hereunder shall be performed by Arthur Andersen LLP (or suitable experts selected by the Board).

8.   RESTRICTIVE COVENANTS.

    (a) Until Retirement or any other termination of employment with the Company, the Executive shall devote his full time, attention, and energies to the business of the Company. The Executive shall not, during the term of this Agreement, be engaged in any other activity which interferes with the performance of his duties.

    (b) During the term of this Agreement and the two-year period beginning on the Executive's Date of Termination or Retirement, the Executive shall not engage directly or indirectly, either as an owner, principal, shareholder, agent, proprietor, director, officer, employee, or adviser of (inclusive of the direct or indirect holdings of his spouse, child, or parent), or participate in the ownership, management, operation, or control of, or have any other significant financial interest in, any of the following businesses, their



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         affiliates, or any part thereof, or any successors or assigns (in whole or in part) thereto:

         (1)  Arrow Electronics, Inc.;
         (2)  Avnet, Inc.;
         (3)  Bell Industries, Inc.;
         (4)  Wyle Electronics; or
         (5)  Pioneer-Standard Electronics, Inc.

    (c) As part of the consideration for this Agreement, the Executive shall not, at any time during the term of this Agreement or thereafter, divulge to another person trade secrets or confidential information of the Company and its affiliates including, but not limited to, the Company's unique business methods, processes, operating techniques, and "know-how" (all of which have been developed by the Company or its affiliates through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins, or any other information relating to the affairs of the Company and its affiliates that he may acquire during his employment with the Company.


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    (d)  The Executive shall not, at any time during the term of this Agreement or the two-year period beginning on the Executive's Date of Termination or Retirement, solicit or induce any of the employees of the Company or its affiliates to terminate their employment with their employer.

9.  REMEDIES.

    (a) The Executive agrees that the provisions of Section 8 are necessary for the protection of the Company and that any breach thereof will cause the Company irreparable damage for which there is no adequate remedy at law. The Executive consents to the issuance of an injunction in favor of the Company as a matter of right, enjoining the breach of any of the aforesaid covenants by any court of competent jurisdiction.

    (b)  Upon a breach by the Executive of any of the covenants listed in
         Section 8, the Company's obligation to make any payments or provide any benefits under Section 3 which have not yet been paid or provided, to continue the consulting arrangement under Section 3(e), or to allow the Executive to exercise any options the vesting of which was accelerated under Section 6 but which remain unexercised, shall cease and this Agreement shall cease without further obligations to the Executive.


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

    (c)  Upon a breach by the Executive of any of the covenants listed in
         Section 8, to the extent the Company shall have paid any of the compensation equivalency described in Section 4 pursuant to Subsections (a) through (d) of Section 3, the Executive shall pay to the Company, within 15 days of receipt of written demand by the Company, the difference between the amounts determined under Paragraphs (1) and (2).

         (1) The amount determined under this Paragraph shall be 100 percent of the amount the Executive received as a cash payment under Sections 3 and 4.

         (2) The amount determined under this Paragraph shall be the product of 100 percent of the amount the Executive received as a cash payment under Sections 3 and 4, and a fraction. The numerator of this fraction shall be 730 less the number of days that have elapsed from the Executive's Date of Termination or Retirement through the first date of the breach by the Executive of one or more of the covenants listed in Section 8. The denominator of the fraction shall be 730.

         Upon a breach by the Executive of any of the covenants listed in
         Section 8, to the extent the Company shall have paid any of the amounts described in Section 3(e) pursuant to any consulting arrangement, the Executive shall pay to the Company, within 15 days of receipt of written demand by the

         Company, the portion of such payments made after the breach by the Executive of such covenants.

    (d) This Section 9 shall survive the termination of this Agreement. The remedies described herein, including the Company's right to an injunction, shall be cumulative and in addition to whatever other remedies the Company may have under this Agreement or otherwise.

10. RIGHTS NOT EXCLUSIVE. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy, or practice provided by the Company or any of its affiliates for which the Executive may otherwise qualify. Subject to Section 14(e), nothing herein shall limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliates at or subsequent to the Date of Termination or Retirement shall be payable in accordance with such plan, policy, practice, program, contract, or agreement except as explicitly modified by this Agreement.

11. FULL SETTLEMENT; LEGAL FEES. The Company's obligation to make any payments required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable or benefits provided to the Executive under any of the provisions of this Agreement; and, except as specifically provided in Sections 5, 7, 8, and 9, such amounts or benefits shall not be reduced whether or not the Executive obtains other employment.

12. SUCCESSORS.

    (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. Notwithstanding the foregoing, the rights transferable, assignable, or enforceable pursuant to this Subsection shall only relate to benefits accrued and actually payable to the Executive before his death. The provisions of this Subsection shall not be deemed to create any additional rights or benefits.

    (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. ARBITRATION. Except for the Company's right to seek equitable relief as provided herein, any controversy arising out of or relating to this Agreement, or any written modification or extension thereof, including any claim for damages, whether based on contract, tort, or any theory of law, shall be settled by arbitration. Such arbitration shall take place in Los Angeles, California, in accordance with the commercial rules then applicable of the American Arbitration Association. The arbitrator or arbitrators sitting in any such controversy shall have no power to alter or modify any express provisions of this Agreement or any written instrument modifying or extending this Agreement, or to render any award which by its terms effects any such alteration or modification. The parties consent to the jurisdiction of the Superior Court of the State of California and of the U.S. District Court for the Central District of California for all purposes in connection with arbitration, including the entry of judgment on any award. The parties consent that any process or notice of motion or other application to any of said courts, and any paper in connection with arbitration, may be served by certified mail return receipt requested or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. The parties further agree that arbitration proceedings shall be instituted within one year after the claimed breach shall have occurred, and that any failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any administrative, court, or arbitration proceedings and a waiver of all claims. The Company shall pay all of the Executive's reasonable legal expenses and other reasonable costs in presenting the matter and all reasonable costs of the arbitrator.

14. MISCELLANEOUS.

    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

    (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              If to the Executive:          Mr. Richard D. Bentley
                                            Executive Vice-President
                                            ___________________________________

                                            ___________________________________

              If to the Company:            Mr. Robert Rodin
                                            Chief Executive Officer
                                            Marshall Industries
                                            9320 Telstar Avenue
                                            El Monte, CA 91731

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

    (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

    (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local, and foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         The Executive's or the Company's failure to insist upon compliance with any provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, including without limitation the right of the Executive to terminate employment for Good Reason and the right of the Company to any remedy under
         Section 9, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

    (e) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will." Prior to Retirement or the Change in Control Date, the Executive's employment may be terminated by either the Executive or the Company at any time, in which case the Executive shall have no further rights under this Agreement. From and after the Change in Control Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.


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

    IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                        /S/ RICHARD D. BENTLEY
                                        -----------------------------------
                                       RICHARD D. BENTLEY
                                       Executive Vice-President

                                       MARSHALL INDUSTRIES

                                       By  /S/ ROBERT RODIN
                                          --------------------------------


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